Exhibit 99.1

Primoris Services Corporation Announces 2009 Fourth Quarter and Year End Financial Results

Board of Directors Declares $0.025 Per Share Cash Dividend

LAKE FOREST, Calif., Mar 10, 2010 (GlobeNewswire via COMTEX News Network) — In a release issued this morning by Primoris Services Corporation (Nasdaq:PRIM), please note that a correction has been made to the Condensed Consolidated Statements of Income for the Twelve Month Period Ended December 31, 2009; specifically, Basic Net Income Per Share for the period should read $0.81, not ($0.81). The corrected release follows:

Q4 2009 Financial Highlights

•                  Revenues of $117.2 million compared to $142.2 million in Q4 2008

•                  Gross margin rose to 17.2% of revenues from 12.8% of revenues in Q4 2008

•                  Operating margin increased to 6.7% of revenues from 5.8% of revenues in Q4 2008

•                  Primoris entered into an agreement to sell its Ecuador operations, resulting in loss from discontinued operations of $3.0 million, or $0.08 per diluted share; in Q4 2008, the discontinued operations were at breakeven

•                  Income from continuing operations of $6.8 million, or $0.18 per diluted share compared to Q4 2008 income from continuing operations of $7.8 million, or $0.23 per diluted share and compared to Q4 2008 pro forma income from continuing operations of $6.3 million, or $0.19 per diluted share

•                  $120.1 million in cash and short-term investments at December 31, 2009

Primoris Services Corporation (Nasdaq:PRIM) (Nasdaq:PRIMU) (Nasdaq:PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced financial results for its fourth quarter and year ended December 31, 2009. Results for the 2009 and 2008 periods include the effect of discontinued operations from the Company’s activities in Ecuador.

The Company also announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of March 31, 2010, payable on or about April 15, 2010.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “During 2009 we focused on improving our basic business, including strengthening our relations with our clients and suppliers; securing better margined projects; managing and collecting cash; and evaluating acquisition opportunities as we sought to mitigate the impact of a lower volume year and capitalize on the opportunities that more difficult economic environments can present. With the acquisitions of James Construction Group and Cravens Partners, we nearly doubled the size of Primoris and broadened both our geographic and services reach. We also expanded our presence in the alternative energy space with the formation of Primoris Renewables. During the 2009 fourth quarter, we signed contracts totaling approximately $150 million that represented additional work in virtually all of our business lines. At the end of the year, we had built our cash position to $120.1 million, or approximately $3.67 per outstanding share, an increase of $32 million during the year.”

Mr. Pratt concluded, “Although some of the issues that affected our markets and operating results during 2009 are expected to persist in the first half of 2010, we are optimistic that our greater size and resources have positioned us to capitalize on, what we believe, will be a more robust operating environment in the second half of this year and into 2011.”

Q4 2009 Financial Results Overview

Consolidated revenues for the fourth quarter of 2009 decreased by $25.0 million, or 17.6% to $117.2 million from the fourth quarter of 2008. This decrease was due primarily to reductions in our California industrial business of $30.0 million, a decrease in Florida water and sewer construction of $9.0 million, a $7.8 million decrease in underground and a decrease of $4.1 million in our engineering segment, partially offset by increased revenues of $9.4 million from our cable and conduit business and $16.8 million from our two new acquisitions.

Gross profit for the fourth quarter of 2009 was $20.2 million compared to $18.3 million in the fourth quarter of 2008, primarily attributable to increased revenues and improved margins in the cable and conduit sector and contributions from our recent acquisitions. Profit margins in engineering were at higher than historical levels in the fourth quarter of 2009 as compared to the same period 2008 as we benefited from the completion of a large process project. Gross profit as a percentage of revenues for the fourth quarter of 2009 increased to 17.2% from 12.8% for the same period in 2008, due to the successful close out of projects and the benefit of more profitable fixed unit price and time and material contracts.

Revenues and gross profit for the fourth quarter of 2009 and 2008 for Primoris’s two reportable segments were as follows:

	Three Months Ended December 31,
	($ in 000’s — Unaudited)
	2009		2008
	Amount	Percentage of Revenue	Amount	Percentage of Revenue

Construction Services

Revenue	$103,443		$124,324
Gross profit	$18,366	17.8%	$17,402	14.0%

Engineering

Revenue	$13,796		$17,874
Gross profit	$1,806	13.1%	$860	4.8%

A significant portion of the $20.9 million decline in Construction Services segment revenues was the result of a $10.5 million decrease in work performed at the Chevron Corporation Richmond Refinery project located in California. A state judge halted work on the project due to environmental issues in July 2009. That ruling is currently under appeal. The remaining revenue decline was a result of the substantial completion of underground and water and wastewater construction projects in 2008 which were not replaced with new projects in 2009 as customers delayed capital spending due to a slowdown in the general economy. The revenue decreases were partially offset by higher revenues in the cable and conduit sector, as well as the revenue contribution from the James Construction Group and Cravens Partners acquisitions. Revenues for the Engineering segment decreased by 22.8%, due primarily to completion this year of several large 2008 projects.

Selling, general and administrative expenses of $12.3 million for the fourth quarter of 2009 increased $2.3 million, or 23%, from $10.0 million in the same period last year. The change was primarily due to decreased SG&A allocations to cost of goods sold of $1.1 million as a result of lower engineering segment activity and transaction costs of $1.2 million associated with the acquisition of James Construction Group.

Operating income for the 2009 fourth quarter decreased to $7.8 million, or 6.7% of total revenues, compared to $8.3 million, or 5.8% of total revenues, for the same period last year.

During December 2009, the Company determined to discontinue all operations in Ecuador and a plan was put in place to sell the stock ownership of the Ecuador company. Primoris recorded a loss from discontinued operations of $3.0 million in the fourth quarter of 2009 compared to breakeven in the fourth quarter of 2008. In February 2010, the Company entered into an agreement for the sale of the Ecuador business, the consummation of which did not have a material impact to the Company’s operations.

Net other income for the fourth quarter of 2009 was $3.2 million compared to $2.2 million for the fourth quarter of 2008. Other income included $3.4 million income from non-consolidated entities, $0.3 million in foreign exchange gain and $0.1 million in interest income. Other income was reduced by $0.5 million in interest expense.

Income from continuing operations before provision for income taxes for the fourth quarter of 2009 increased to $11.1 million, or 9.4% of revenues, from $10.4 million, or 7.3% of revenues, in the fourth quarter of 2008.

The provision for income taxes increased to $4.3 million for the fourth quarter of 2009 for an effective tax rate of 38.6% compared to a rate of 25.1% in the prior year quarter. The increase was the result of a change in tax status from that of Subchapter S of the Internal Revenue Code to that of Subchapter C of the Code associated with the July 2008 merger of Rhapsody Acquisition Corp. and Primoris Corporation. If the Company had been taxed for the entire fourth quarter of 2008 as a C-Corporation, on a pro forma basis, the 2008 tax provision would have been $4.2 million for an effective tax rate of 39.8%.

Net income for the fourth quarter of 2009 was $3.7 million, or $0.10 per share (reflecting a tax rate of 38.6%), compared to net income of $7.8 million, or $0.23 per share (reflecting a tax rate of 25.1%), in the same period in 2008. On a pro forma basis net income for the fourth quarter of 2008 would have been $6.3 million, or $0.19 per diluted share (reflecting a pro forma tax rate of 39.8%). The Company believes that pro forma net income for prior periods is a better indicator of performance for comparison purposes. Fully diluted shares outstanding for the fourth quarter 2009 were approximately 38.1 million compared to 33.3 million for the prior year fourth quarter, an increase of 14.3%.

Other Financial Information

Primoris’s balance sheet at December 31, 2009 reported cash and cash equivalents of $90.0 million, short-term investments of $30.1 million, working capital of $43.3 million, total long-term debt secured by equipment of $34.1 million, long-term subordinated acquisition debt of $43.9 million and stockholders’ equity of $144.0 million. Additionally, the balance sheet included a $9.3 million liability representing the estimated fair value for earn-out payments relating to the 2009 acquisitions.

Backlog

Total backlog at December 31, 2009 was $795.4 million, an increase of $444.4 million, or 126.6%, from $351.0 million at December 31, 2008, excluding Ecuador’s discontinued operations. The December 31, 2009 amount includes $546.9 million added by the acquisitions of James Construction Group and Cravens Partners. In addition, the total backlog amount at December 31, 2009 included approximately $40.0 million, compared to $88.0 million at December 31, 2008, related to the previously disclosed demobilization at Chevron Corp’s Richmond Refinery project located in California. Excluding any work for the Chevron project, Primoris expects that approximately 60% of the total backlog at December 31, 2009, will be recognized as revenue during 2010.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’ revenues are derived from projects that are not part of a backlog calculation. During 2009, approximately $135.3 million of revenue - $78.9 million attributable to Primoris and $56.4 million attributable to James Construction Group — was generated by projects completed under master service agreements, time and material contracts, and fixed unit price contracts.

Conference Call

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer will host a conference call on Wednesday, March 10, 2010 at 11:30 am Eastern Time / 8:30 am Pacific Time to discuss the results. Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International). The conference call will also be broadcast live via the Investor Relations section of Primoris’s website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations”. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the addition of the James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services. Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.primoriscorp.com.

The Primoris Services Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5527

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-K to be filed on or before March 12, 2010. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

Primoris Services Corporation

Peter J. Moerbeek, Executive Vice President,

Chief Financial Officer

(949) 454-7121

pmoerbeek@primoriscorp.com

The Equity Group Inc.

Devin Sullivan, Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Gerrard Lobo, Senior Account Executive

(212) 836-9610

globo@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Revenues	$117,239	$142,198	$467,010	$597,822

Cost of revenues	97,067	123,936	391,435	527,380

Gross profit	20,172	18,262	75,575	70,442
Selling, general and administrative expenses	11,956	9,616	34,781	30,544

Merger related stock expense	390	375	390	4,050

Operating income	7,826	8,271	40,404	35,848
Other income (expense):
Income from non-consolidated entities	3,411	1,564	8,753	6,065
Foreign exchange gain (loss)	260	788	293	855
Interest income	86	361	640	1,710
Interest expense	(516)	(543)	(1,979)	(2,250)

Income from continuing operations before provision for income taxes	11,067	10,441	48,111	42,228

Provision for income taxes	(4,273)	(2,625)	(18,350)	(4,926)

Income from continuing operations	6,794	7,816	29,761	37,302
Loss on discontinued operations, net of income taxes	(3,048)	(20)	(3,849)	(869)

Net income	$3,745	$7,796	$25,912	$36,433

Earnings (loss) per share:

Basic:
Income from continuing operations	$0.21	$0.26	$0.93	$1.42
(Loss) on discontinued operations	$(0.10)	$0.00	$(0.12)	$(0.03)

Net income	$0.11	$0.26	$0.81	$1.39

Diluted:
Income from continuing operations	$0.18	$0.23	$0.86	$1.32
(Loss) on discontinued operations	$(0.08)	$0.00	$(0.11)	$(0.03)

Net income	$0.10	$0.23	$0.75	$1.29

Weighted average common shares outstanding

Basic	32,644	29,977	31,937	26,258
Diluted	38,113	33,344	34,418	28,156

Pro forma net income data — Unaudited 2008:
Income from continuing operations, before provision for income tax, as reported	$10,441	$42,228

Pro forma provision for income tax	(4,161)	(16,797)

Pro forma income from continuing operations	$6,280	$25,431

Pro forma income (loss) on discontinued operations	2	(592)

Pro forma net income	$6,282	$24,839

Pro forma earnings per share
Basic — income from continuing operations	$0.21	$0.97
Basic — (loss) on discontinued operations	$0.00	$(0.02)
Basic — net income	$0.21	$0.95
Diluted - income from continuing operations	$0.19	$0.90
Diluted - (loss) on discontinued operations	$0.00	$(0.02)
Diluted - net income	$0.19	$0.88

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$90,004	$72,848
Short-term investments	30,058	15,036
Restricted cash	6,845	8,556
Accounts receivable, net	108,492	90,622
Costs and estimated earnings in excess of billings	11,378	19,793
Inventory	22,275	2,349
Deferred income taxes	5,630	5,591
Prepaid expenses and other current assets	5,501	798
Current assets from discontinued operations	5,304	6,862
Total current assets	285,487	222,455

Property and equipment, net	92,568	24,820
Other assets	—	139
Investment in non-consolidated ventures	5,599	500
Other intangible assets, net	32,695	52
Goodwill	59,678	2,842
Non-current assets of discontinued operations	—	1,404

Total assets	$476,027	$252,212

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$62,568	$50,991
Billings in excess of costs and estimated earnings	114,035	71,193
Accrued expenses and other current liabilities	34,992	25,171
Distributions and dividends payable	2,987	5,696
Current portion of capital leases	4,220	2,198
Current portion of long-term debt	6,482	5,679
Current portion of subordinated debt	10,397	—
Current liabilities of discontinued operations	6,511	7,464
Total current liabilities	242,192	168,392

Long-term debt, net of current portion	26,368	26,624
Long-term capital leases, net of current portion	7,734	341
Long-term subordinated debt, net of current portion	43,853	—
Deferred tax liabilities	2,643	1,425
Other long-term liabilities	9,278	—
Total liabilities	332,068	196,782

Commitments and contingencies
Stockholders’ equity
Common stock	3	3
Additional paid-in capital	100,644	34,796
Retained earnings	42,982	20,528
Accumulated other comprehensive income	330	103

Total stockholders’ equity	143,959	55,430

Total liabilities and stockholders’ equity	$476,027	$252,212